EMPLOYMENT AGREEMENT

This Employment Agreement, effective as of August 1st, 2001 (the "Agreement"), is entered into by and between TEXXON, INC., a Oklahoma corporation (the "Company"), with principal offices at 8908 South Yale Avenue, Suite 409, Tulsa, Oklahoma, 74137, and MARK L. LINDSEY ("Lindsey"). In consideration of the mutual covenants and conditions contained in this Agreement, the parties agree to the following:

                                   WITNESSETH

     Whereas, the Employee has agreed to perform services for and on behalf of the Company, as well as to devote his time, attention and energies to the business of the Company during the term of this Agreement; and

     Whereas, the Company and the Employee have mutually agreed upon the remuneration the Employee shall receive from the Company as an employee during the term of this Agreement; and

     Whereas, the Company and the Employee have agreed it is in their best interest to set forth in this Agreement the specific manner in which such remuneration is to be paid the Employee by the Company; and

     Whereas, it is the intention of both the Company and the Employee that this Agreement be entered into with strict adherence to the definition of Employee Benefit Plan as set forth in Rule 405 of the Securities Act of 1933, as amended;

     Whereas the parties agree that any portion of this Agreement which conflicts with the Company's Articles of Incorporation or By-Laws shall be void and the rest of this Agreement shall remain effective.

     Whereas, the Company represents that by executing this contract that they have taken all necessary steps to have the legal authority to bind the Company;

     Whereas, the Employee recognizes that he is an affiliate of the Company and that any and all securities acquired under this Agreement are subject to the same resale limitations that applied to the Company.

     Whereas, the parties acknowledge the following inside and/or related transactions:

     (i) On July 17, 2001, Lindsey purchased 1,000,000 shares of common stock at $0.001 per share. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

     Now, Therefore, the Company hereby agrees to employ Lindsey as its Employee, and Lindsey agrees to be employed by the Company upon the terms and conditions hereinafter set forth.






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                                    ARTICLE 1
                             DUTIES AND COMPENSATION

1.05 Term of Employment and Duties. The Company and Lindsey agree that for the period commencing on August 1st, 2001 and terminating on August 1, 2002 (the "Termination Date"), the Company shall employ Lindsey and Lindsey shall perform duties ("duties") for the Company as Director and Vice-President of the Company as set forth in the Company's Articles of Incorporation and Bylaws and shall report to the Company's Board of Directors (the "Board").

1.06 Commitment to the Company. During the term of this Agreement, Lindsey shall devote such working time, attention and energies to the business of the Company, as is necessary or appropriate for the performance of his duties as Director and Vice-President of the Company. However, this commitment shall not be construed as preventing Lindsey from participating in other businesses or from investing Lindsey's personal assets in such form or manner as may occasionally require substantial time on the part of Lindsey in the management, conservation and protection of such investments and provided that such investments or business cannot be construed as being competitive or in conflict with the business of the Company.

1.06.1 SEC Reporting. Lindsey shall be responsible for the Company's substantive and financial reporting requirements of the Securities Exchange Act of 1934 as amended. Lindsey is specifically allowed to hire any and all professionals necessary to assist this process.

1.07 Renewal of Term. Upon each Termination Date this Agreement shall renew and continue in effect for an additional two-year period, and each successive Termination Date shall thereafter be designated as the "Termination Date" for all purposes under this Agreement.

1.08 (a) Compensation. Lindsey shall receive a salary of $120,000.00 per year, payable in 24 semi-monthly installments. Each January the Board shall review Lindsey's salary and shall make such increases in salary, as it considers appropriate. Lindsey's salary during the term of this Agreement shall never be less than $120,000.00 per year. Effective at the beginning of each calendar year Lindsey shall be entitled to at least an increase in salary that is equal to the percentage increase in the Consumer Price Index during the previous calendar year.

         (b) Bonus. During the term of this Agreement Lindsey shall be entitled to participate in all executive bonuses, as the Board, in its sole discretion, shall determine. During such period as Lindsey is the sole director the fairness of the bonus shall be opined by an independent third party, shareholder vote or as set forth in the Company by-laws.

         (c) Fringe Benefits. During the term of this Agreement the Company shall provide to Lindsey each of the following: (i) all reasonable and customary executive "fringe benefits," including, but not limited to, participation in pension plans, profit-sharing plans, employee stock ownership plans, stock option plans (whether statutory or not), stock appreciation rights plans, hospitalization insurance, medical insurance, dental insurance, disability insurance, life insurance, and such other benefits that are granted to or provided for executives now in the employ of the Company or that may be granted to or provided for them during the term of Lindsey's employment under this Agreement; and
         (ii) paid vacation and sick leave, as determined by industry standards.

         (d) Reimbursement of Expenses. (i) During the term of this Agreement the Company shall pay directly or reimburse Lindsey for all reasonable and necessary travel, entertainment, or other related expenses incurred by him in carrying on his duties and responsibilities under this Agreement. In addition, the Company shall furnish Lindsey with a cellular telephone and suitable office space and




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         facilities for the performance of his duties.  (ii) During the term of this Agreement the Company shall pay for Lindsey's membership dues in professional organizations and for any seminars and conferences related to Company business.

         (e) License to the Technology. Upon commencement of this employee agreement, the company shall grant Lindsey a complete license to the technology assignable to Lindsey as an individual without the assessment of any fees for the license. This license is non-revocable even in the event of termination or dissolution of this agreement.

1.05 Assistance of Lindsey. Lindsey agrees to assist the Company during any and all investigatory matters, threatened or pending litigation during and after his employment. After employment assistance shall not be required in matters to which he is personally a party or which he has written opinion and advice of counsel that the same would be personally damaging.

1.06 (a) Indemnification. Lindsey shall be indemnified by the Company for all legal expenses and all liabilities incurred in connection with any proceeding involving him by reason of his being or having been an officer, director, employee, or agent of the Company to the fullest extent permitted by the laws of the State of Oklahoma.

         (b) Payment of Expenses. In the event of any action, proceeding or claim against Lindsey arising out of his serving or having served in a capacity specified in Section 1.01 above, which in Lindsey's sole judgment requires him to retain counsel (such choice of counsel to be made by Lindsey with the prior consent of the Company, which may not unreasonably withhold its consent) or otherwise expend his personal funds for his defense in connection therewith, the Company shall pay for or reimburse Lindsey for all reasonable attorney's fees and expenses and other costs associated with Lindsey's defense of such action as such fees and costs are incurred.

1.07 Director and Officer Liability Insurance. The Company shall provide reasonable D&O and/or Warranty and Representations insurance coverage for Lindsey. The terms and extent of such insurance shall be dictated by industry standard and circumstance.


                                   ARTICLE II
                            TERMINATION OF EMPLOYMENT

2.01 Termination Procedure. Either party to this Agreement may terminate Lindsey's employment under this Agreement by giving the other party written notice of the intent to terminate at least thirty days prior to the proposed termination date except as set out in section 2.02. A decision by the Company to terminate Lindsey's employment under this Agreement shall require an affirmative vote of more than 66-2/3% of the Board except as set out in Section 2.02.

2.02 Death. This Agreement shall terminate on the date of Lindsey's death. If this Agreement is terminated as a result of Lindsey's death, the Company shall pay to Lindsey's estate, not later than the 30th day following his death, a lump sum severance payment consisting of (1) Lindsey's salary and accrued salary through the date of his death, (2) all amounts Lindsey would have been entitled to upon termination of his employment under the Company's employee benefit plans and (3) a pro rata amount of bonus Lindsey was eligible to receive under any Company bonus plan.

2.03 Disability. The Company shall have the right to terminate this Agreement if Lindsey incurs a permanent disability during the term of his employment under this Agreement. For purposes of this Agreement, "Permanent Disability" shall mean inability of Lindsey to perform the services required hereunder due to physical or mental disability which continues for either (i) a total of 180 working





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         days during any 12-month period or (ii) 150 consecutive  working days.
         In the event that either party disputes whether Lindsey has a permanent disability, such dispute shall be submitted to a physician mutually agreed upon by Lindsey or his legal guardian and the Company. If the parties are unable to agree on a mutually satisfactory physician, each shall select a reputable physician, who, together, shall in turn select a third physician whose determination of Lindsey's ability to perform his job duties shall be conclusive and
         binding  to  the  parties.   Evidence  of  such  disability  shall  be
         conclusive notwithstanding that a disability policy or clause in an insurance policy covering Lindsey shall contain a different definition
         of  "permanent   disability."  If  Lindsey's   employment  under  this
         Agreement is terminated by the Company because he has a permanent disability, the Company shall pay Lindsey, not later than the 30th day following the date of termination, a lump sum severance payment
         consisting   of  (1)  Lindsey's   salary   through  the  date  of  his
         termination,  (2) all amounts Lindsey is entitled to upon  termination
         of  employment  under  the  Company's   employee  benefit  plans,  (3)
         Lindsey's undiscounted salary through the Termination Date, or if greater for a period of 24 months, and (4) a pro rata amount of bonus he is eligible to receive under any Company bonus program.

2.04 Termination With Cause. The Company shall have the right to terminate this Agreement for cause. For purposes of this Agreement, "for cause" shall exclusively be defined to mean (a) conviction of a felony which is materially detrimental to the Company, (b) proof beyond a reasonable doubt of the gross negligence or willful misconduct which is materially detrimental to the Company, or (c) proof beyond a reasonable doubt of a breach of a fiduciary duty which is materially detrimental to the Company. If the Company terminates Lindsey's employment "for cause" the Company shall pay Lindsey, not later than the 30th day following the date of termination, a lump sum severance payment consisting of (1) Lindsey's salary and accrued salary through the date of his termination and (2) all amounts Lindsey is entitled to upon termination of employment under the Company's employee benefits plans.

2.05. Termination Without Cause. If the Company terminates Lindsey's employment for any reason other than for cause as that term is defined in section 2.04, the Company shall pay Lindsey, not later than the 30th day following the date of termination, a lump sum severance payment consisting of (1) Lindsey's salary and accrued salary through the date of his termination, (2) all amounts Lindsey is entitled to upon termination of employment under the Company's employee benefits plans,
         (3) Lindsey's undiscounted salary through the Termination Date, or if greater for a period of 24 months, and (4) a pro rata amount of bonus he is eligible to receive under any Company bonus program.

2.06 Resignation. If Lindsey resigns from his employment under this Agreement other than for a reason of change of control as defined in section 2.07, the Company shall pay Lindsey, not later than the 30th day following the effective date of his resignation, a lump sum severance payment consisting of (1) Lindsey's salary through the date of his termination, (2) all amounts Lindsey is entitled to upon termination of employment under the Company's employee benefit plans,
         (3) Lindsey's undiscounted salary for a period of 90 days after his resignation and (4) a pro rata amount of bonus he is eligible to receive under any Company bonus program. Mr. Lindsey's accrued salary shall be paid within thirty days if the Company has available funds, if the Company does not have said funds then the accrued salary shall be paid in a reasonable time after his severance in no case shall that time period extend over six months.

2.07 Change of Control. Lindsey shall have the right to resign from his employment under this Agreement if there is a change of control. For purposes of this Agreement a Change of Control shall be deemed to have occurred if any of the following occur: (i) at any time during any period of 12 consecutive months, at least a majority of the directors serving on the Board ceases to consist of individuals who have served continuously on such Board since the beginning of such 12 month period, unless the election of directors during such period, or nomination for election by the





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         shareholders  of the  Company,  was  approved  by a vote  of at  least two-thirds of the members of such Board at such time still in office and who shall have served continuously on such Board since the beginning of such 12-month period by reason of death or disability; or
         (ii) a merger or consolidation occurs to which the Company is a party unless following such merger or consolidation (A) more than 50% of the then outstanding shares of voting capital stock of the corporation surviving such merger or resulting from such consolidation is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding voting capital stock of the Company immediately prior to such merger or consolidation in substantially the same proportions as their ownership, immediately prior to such merger or consolidation, of the outstanding voting capital stock of the Company, and (B) at least a majority of the members of the Board surviving such merger or
         resulting   from  such   consolidation   were  members  of  the  Board
         immediately prior to such merger or consolidation; or (iii) the sale of all, or substantially all, of the assets of the Company; or (iv) a person or entity who is not an owner of voting capital stock of the Company as of the date of this Agreement acquires more than 50% of the voting capital stock of the Company. Notwithstanding the foregoing, however, a Change of Control shall not be deemed to have occurred upon the consummation of an Initial Public Offering of the capital stock of
         the  Company.   If  Lindsey  exercises  his  right  to  terminate  his
         employment following a Change of Control, he shall receive, not later than the 30th day following the date of termination, a lump sum severance payment consisting of (1) Lindsey's salary through the date of his termination, (2) all amounts Lindsey is entitled to upon termination of employment under the Company's employee benefits plans,
         (3) Lindsey's undiscounted salary through the Termination Date, or if greater for a period of 24 months and(4) a pro rata amount of bonus he is eligible to receive under any Company bonus program.

2.08 Mitigation. Lindsey shall have no obligation to mitigate any damages or payments made to him under Article II of this Agreement.

2.09 Excess Parachute Payments. In the event that payment of the amounts this Agreement requires the Company to pay Lindsey would cause Lindsey to be the recipient of an excess parachute payment (within the meaning of Section 280G(b) of the Internal Revenue Code of 1986), the amount of the payments to be made to Lindsey pursuant to this Agreement shall be reduced to an amount equal to one dollar less than the amount that would cause the payments hereunder to be excess parachute payments. The manner in which such reduction occurs, including the items of payment and amounts thereof to be reduced, shall be agreed to by Lindsey and the Company.





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                                   ARTICLE III
                    RESTRICTIONS DURING AND AFTER EMPLOYMENT


3.01 Company Records and Documents. All Company-related records and documents are considered to be the exclusive property of the Company. Upon the termination of Lindsey's employment by the Company for any reason, he shall promptly return to the Company all such records and documents in his possession or under his control. Lindsey shall have the right to retain copies of Company records and documents that he believes are reasonably necessary for him to retain to be able to exercise his rights under the Indemnification Provisions of this Agreement. He will further be allowed to retain any records or documents that are reasonably necessary for him to utilize the license to the technology granted by the execution of this agreement.


                                   ARTICLE IV
                                  MISCELLANEOUS

4.01 Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by certified mail by the Company to the residence of Lindsey, or by Lindsey to the Company's principal office.

4.02 Further Assurances. Each party agrees to perform any further acts and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

4.03 Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portion thereof, shall not be affected thereby.

4.04 Construction. Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular.

4.05 Headings. The headings contained in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of any of the provisions contained herein.

4.06 Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

4.07.3 Governing Law. This Agreement has been executed in and shall be governed by the laws of the State of Oklahoma.

4.07.4 Assignment. This Agreement shall be assignable and binding upon any purchasers or successors in interest of the Company.

4.08 Inurement. Subject to the restrictions against transfer or assignment as herein contained, the provisions of this Agreement shall inure to the benefit of, and shall be binding on, the assigns, successors in interest, personal representatives, estates, heirs and legatees of each of the parties hereto.




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4.09     Waivers. No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby, and then only to the extent specified in such waiver. No waiver of any provision or condition of this Agreement shall be construed as a waiver of any other provision or condition of this Agreement, and no present waiver of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.

4.13 Amendment. This Agreement may be amended only by a written document signed by the parties and stating that the document is intended to amend this Agreement.

4.14 Disputes. In any dispute or proceeding to construe this Agreement, the parties expressly consent to the exclusive jurisdiction of state and federal courts in Tulsa County, Oklahoma, the principal place of business for TEXXON. The prevailing party in any suit brought to interpret this Agreement shall be entitled to recover reasonable attorney's fees and expenses in addition to any other relief to which it is entitled.

4.15 Payment of Lindsey's Attorney's Fees and Expenses in Advance in Connection with this Agreement. If the Company brings a suit against Lindsey in connection with this Agreement or if Lindsey brings suit against the Company in connection with this Agreement, the Company shall pay Lindsey's reasonable attorney's fees and expenses as incurred as limited by Oklahoma law. If a determination is made in a court of competent jurisdiction in favor of the Company, then the Company shall be entitled to be reimbursed by Lindsey for his attorney's fees and expenses, which were paid by the Company.

4.13 Execution. Each party to this Agreement hereby represents and warrants to the other party that such party has full power and capacity to execute, deliver and perform this Agreement.

     IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement effective this 1st day of August, 2001.



MARK L. LINDSEY                           TEXXON, INC.

 /s/ Mark L. Lindsey                      /s/ Gifford M. Mabie III
----------------------------------        --------------------------------------
Mark L. Lindsey, an Individual            By: Gifford M. Mabie III
                                                 President and CEO




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